Exhibit 10.8

TERMINATION OF PIER 1 EXECUTIVE HEALTH EXPENSE
REIMBURSEMENT PLAN

WHEREAS, the Pier 1 Executive Health Expense Reimbursement Plan (the “Plan”) was restated on March 27, 2007; and

WHEREAS, on January 24, 2008, the Compensation Committee of the Board of Directors of Pier 1 Imports, Inc. (the “Company”) approved a resolution (i) eliminating all reimbursements under the Plan effective March 1, 2008 and (ii) authorizing the Company to terminate the Plan after administration of claims under the Plan through March 1, 2008;

NOW THEREFORE:

A.            Effective as of March 1, 2008, the Plan will not reimburse for medical services or any other services provided after such date.

B.            Effective as of January 5, 2009, the Plan is terminated.

Pier 1 Imports, Inc.,
a Delaware corporation

By:
Gregory S. Humenesky
Executive Vice President
January 5, 2009